Exhibit 99.1

FOR IMMEDIATE RELEASE	Investor and Media Contact: Whitney Finch
August 3, 2010	Director of Investor Relations
813.421.7694
wfinch@walterinvestment.com
WALTER INVESTMENT MANAGEMENT CORP. ANNOUNCES

SECOND QUARTER DIVIDEND OF $0.50 PER SHARE
(Tampa, Fla.) — The Board of Directors of Walter Investment Management Corp. (NYSE Amex: WAC) (“Walter Investment” or the “Company”) today declared the second quarter 2010 cash dividend of $0.50 per share. The dividend will be paid on August 27, 2010 to shareholders of record on August 13, 2010.
The Company distributes dividends based on its operating results, estimates of taxable earnings, cash flows and liquidity, as well as other factors. Taxable and GAAP earnings differ because of non-taxable unrealized and realized losses, differences between book and tax basis and non-deductible general and administrative expenses.
About Walter Investment Management Corp.
Walter Investment Management Corp. is an asset manager, mortgage servicer and mortgage portfolio owner specializing in less-than-prime, non-conforming and other credit-challenged mortgage assets. Based in Tampa, Fla., the Company currently has $1.8 billion of assets under management and annual revenues of approximately $190 million. The Company is structured as a real estate investment trust (“REIT”) and employs approximately 230 people. For more information about Walter Investment Management Corp., please visit the Company’s website at www.walterinvestment.com.
Safe Harbor Statement
Certain statements in this release and in our public documents to which we refer, contain or incorporate by reference “forward-looking” statements as defined in Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. Walter Investment Management Corp. is including this cautionary statement to make applicable and take advantage of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Statements that are not historical fact are forward-looking statements. Words such as “expect,” “believe,” “anticipate,” “project,” “estimate,” “forecast,” “objective,” “plan,” “goal” and similar expressions are intended to identify forward looking statements. Forward-looking statements are based on the Company’s current belief, intentions and expectations; however, forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause actual results, performance or achievements, to differ materially from those reflected in the statements made or incorporated in this release. Thus, these forward-looking statements are not guarantees of future performance and should not be relied upon as predictions of future events. These risks and uncertainties are contained in Walter Investment Management Corp.’s report on Form 10-K filed with the Securities and Exchange Commission (“SEC”) on March 2, 2010 and Walter Investment Management Corp.’s other filings with the SEC.
All forward looking statements set forth herein are qualified by this cautionary statement and are made only as of August 3, 2010. The Company undertakes no obligation to update or revise the information contained herein, including without limitation any forward-looking statements whether as a result of new information, subsequent events or circumstances, or otherwise, unless otherwise required by law.